EXHIBIT 2(k)(iv)
                      CHARTER OF THE COMPENSATION COMMITTEE







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                                                                EXHIBIT 2(k)(iv)

                                   CHARTER OF
                           THE COMPENSATION COMMITTEE
                            OF THE BOARD OF TRUSTEES
                   OF THE PEOPLE'S AVENGER FUND BUSINESS TRUST

     1.     Committee Composition.  The Compensation Committee (the "Committee")
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of  the  Board  of  Trustees (the "Board") of The People's Avenger Fund Business
Trust., a Nevada corporation (the "Trust"), will be comprised of at least two members of the Board who are not employees of the Trust. The members of the Committee, including the Committee Chairman, will be annually appointed by and serve at the discretion of the Board.

     2.     Functions  and  Authority.  The  operation  of the Committee will be
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subject to the Articles of Incorporation of the Trust and applicable Nevada laws and any other applicable laws, rules or regulations, as in effect from time to time. The Committee will have the full power and authority to carry out the following responsibilities:

          (a) To recommend the salaries, bonuses and incentives, and all cash, equity and other forms of compensation (the "total compensation") paid to the President and Chief Executive Officer of the Trust, other members of the management of the Trust as may be required under Nevada law, and advise and consult with the Chief Executive Officer regarding the compensation scheme for all executive officers.

          (b) To advise and consult with management to establish policies, practices and procedures relating to the Trust's employee stock, option, cash bonus and incentive plans and employee benefit plans and, as may be required under applicable law, and administer any such plans.

          (c) To administer the Trust's employee stock option plan and perform the functions contemplated to be performed by the management with respect to the President and Chief Executive Officer and all plan participants who may be deemed "officers" for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

          (d) To advise and consult with management regarding managerial personnel policies and compensation schemes.

          (e) To review and make recommendations to the full Board concerning any fees and other forms of compensation paid to members of the Board for Board and committee service.

          (f) To exercise the authority of the Board concerning any policies relating to the service by the President and Chief Executive Officer, or any other member of management or executive officer, as a director of any unrelated company, joint venture or other enterprise.

          (g) At the Committee's sole discretion, to review all candidates for appointment to senior managerial or executive officer positions with the Trust and provide a recommendation to the Board.

          (h) At the Committee's sole discretion, to annually or periodically interview all officers who directly report to the President and Chief Executive Officer.

          (i) To administer the annual performance review of the President and Chief Executive Officer this is completed by the full Board. The Committee Chairman together with the Chairman of the Board shall review the results of the performance evaluation with the Chief Executive Officer.

          (j) To perform such other functions and have such other powers as may be necessary or convenient in the efficient discharge of the foregoing responsibilities and as may be delegated by the Board from time to time.

          (k) To regularly report to the Board the activities of the Committee, or whenever it is called upon to do so.


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     3.     Meetings.  The Committee will hold regular meetings each year as the
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Committee  may  deem appropriate.  The President and Chief Executive Officer and
Chairman of the Board, and any other invited employees and outside advisers, may attend any meeting of the Committee, except for portions of the meetings where his or their presence would be inappropriate, as determined by the Committee Chairman.

     4.     Minutes  and  Reports.  The  Committee  will  keep  minutes  of each
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meeting  and will distribute the minutes to each member of the Committee, and to members of the Board who are not members of the Committee and the Secretary of the Trust. The Committee Chairman will report to the Board the activities of the Committee at the Board meetings or whenever so requested by the Board.

                                   By  Order  of  the  Board  of  Trustees,



                                   By  /s/  Gary  L.  Lancaster
                                     ---------------------------------
                                       Gary  L.  Lancaster,  President

Dated  April  21,  2003.


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